Exhibit 99.1

 NEWS RELEASE
                          For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FISCAL 2010

    March 2, 2011 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today reported  fourth quarter net income of $10.0 million, or $0.12 per share, and net income of $44.2 million, or $0.53 per share, for its fiscal year ended January 1, 2011.  Sales and results of operations for the fourth quarter and fiscal year as compared to the same periods of the prior year are as follows:

Fourth Quarter 2010

For the fourth quarter of 2010, the company reported net sales of $227.2 million as compared to $149.6 million for the fourth quarter of 2009.  The $77.6 million increase in sales is primarily attributable to higher finished product prices, increased raw material volume and increases in sales of $27.7 million from the company’s acquisition of Griffin Industries, Inc. on December 17, 2010.

Net income for the fourth quarter of 2010 increased to $10.0 million, or $0.12 per share, as compared to net income of $9.2 million, or $0.11 per share, for the 2009 comparable period.  The $0.8 million increase in net income for the fourth quarter resulted primarily from: (i) higher finished product prices; (ii) increased raw material volume and (iii) increased earnings from Griffin Industries, which was partially offset by increased transaction expenses related to the acquisition of Griffin Industries of $13.7 million.  The $13.7 million in transaction expenses reduced the fourth quarter 2010 net income by $8.1 million, or $0.10 per share.

Fiscal 2010

Darling International Chairman and Chief Executive Officer, Randall Stuewe, said “Fiscal 2010 will be remembered as an exceptional and transformational year for the company. We are very pleased with our results for fiscal 2010, accented by the company’s merger with Griffin Industries on December 17, 2010.”

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For fiscal year 2010, the company reported net sales of $724.9 million as compared to $597.8 million for fiscal year 2009.  The $127.1 million increase in sales is primarily attributable to higher finished product prices, increased raw material volume and increases in sales from the acquisition of Griffin Industries.

For fiscal year 2010, the company reported net income of $44.2 million, or $0.53 per share as compared to $41.8 million, or $0.51 per share, for the 2009 comparable period.  The $2.4 million increase in net income for fiscal 2010 resulted primarily from higher finished product prices and increased raw material volume, which was partially offset by increased transaction expenses related to the acquisition of Griffin Industries of $13.7 million.  The $13.7 million in transaction expenses reduced fiscal 2010 net income by $8.6 million, or $0.10 per share.

About Darling

Darling International Inc. is the largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation’s food industry.  The Company recycles beef, pork, and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides.  The Company also recovers and converts used cooking oil and commercial bakery waste into valuable feed and fuel ingredients.  These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

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Darling International will host a conference call to discuss the Company’s fourth quarter 2010 and fiscal year 2010 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Thursday, March 3, 2011.  To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789.  Please refer to access code 448725.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning one hour after its completion, a replay of the call can be accessed through March 11, 2011, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America.  The access code for the replay is 448725.  The conference call will also be archived on the Company’s website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it, as well as forward-looking information regarding the Griffin Industries transaction and the combined company.  These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should," “potential,”  "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continued disturbances in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility and risks, future expenditures relating to Darling’s joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana, and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended January 1, 2011 and January 2, 2010
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
			$ Change			$ Change
	Jan. 1	Jan. 2	Favorable	Jan. 1	Jan. 2	Favorable
	2011	2010	(Unfavorable)	2011	2010	(Unfavorable)
Net sales	$227,232	$149,572	$77,660	$724,909	$597,806	$127,103
Costs and expenses:
Cost of sales and operating expenses	$161,735	$109,942	$(51,793)	$531,648	$440,111	$(91,537)
Selling, general and administrative expenses	20,133	15,672	(4,461)	68,042	61,062	(6,980)
Acquisition costs	10,611	415	(10,196)	10,798	468	(10,330)
Depreciation and amortization	10,055	7,039	(3,016)	31,908	25,226	(6,682)
Total costs and expenses	202,534	133,068	(69,466)	642,396	526,867	(115,529)
Operating income	24,698	16,504	8,194	82,513	70,939	11,574

Other income/(expense):
Interest expense	(6,081)	(949)	(5,132)	(8,737)	(3,105)	(5,632)
Other, net	(1,694)	(637)	(1,057)	(3,433)	(955)	(2,478)
Total other income/(expense)	(7,775)	(1,586)	(6,189)	(12,170)	(4,060)	(8,110)

Income from operations before income taxes	16,923	14,918	2,005	70,343	66,879	3,464
Income taxes (expense)/benefit	(6,911)	(5,710)	(1,201)	(26,100)	(25,089)	(1,011)
Net income	$10,012	$9,208	$804	$44,243	$41,790	$2,453

Basic income per share:	$0.12	$0.11	$0.01	$0.53	$0.51	$0.02
Diluted income per share:	$0.12	$0.11	$0.01	$0.53	$0.51	$0.02

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FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300